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                                                                    Exhibit 23.2



                    CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
of Wells Fargo & Company

We consent to the incorporation by reference in the proxy statement-prospectus included in this Amendment No 1. to registration statement on Form S-4 of Wells Fargo & Company of our report dated January 19, 1999, with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, and to the reference to our firm under the heading "Experts" in the proxy statement-prospectus.


/s/ KPMG LLP

San Francisco, California

September 14, 1999